Exhibit 4.7

FORM 51-102F3
MATERIAL CHANGE REPORT

1.                                      Name and Address of Company

Osisko Gold Royalties Ltd (“Osisko” or the “Company”)

1100 Avenue des Canadiens-de-Montreal

Suite 300

Montreal, Québec

H3B 2S2

2.                                      Date of Material Change

June 25, 2019.

3.                                      Press Releases

Two press releases with respect to the material change referred to in this report were issued by the Company through the facilities of GlobeNewswire, and subsequently filed on the system for electronic document analysis and retrieval (SEDAR) on June 25, 2019.

4.                                      Summary of Material Change

The Company announced on June 25, 2019 that Betelgeuse LLC (“Orion”), a jointly owned subsidiary of certain investment funds managed by Orion Resource Partners, and the Company entered into an agreement with a syndicate of underwriters led by CIBC Capital Markets and BMO Capital Markets (the “Underwriters”), pursuant to which the Underwriters have agreed to purchase, on a bought deal basis, an aggregate of 7,850,000 common shares of Osisko (“Common Shares”) held by Orion at an offering price of $14.10 per Common Share (the “Secondary Offering Price”) for total gross proceeds to Orion of $110,685,000 (the “Secondary Offering”). In a concurrent transaction, Osisko has agreed to purchase for cancellation 12,385,717 of its Common Shares from Orion (the “Share Repurchase”). The purchase price per Common Share to be paid by Osisko under the Share Repurchase will be the Secondary Offering Price. Payment from Osisko to Orion will consist of a combination of cash and the direct transfer of other equity securities currently held by Osisko. Upon closing of the Secondary Offering and the Share Repurchase and prior to the exercise of the Over-Allotment Option (as defined below), Orion’s ownership of Osisko’s issued and outstanding Common Shares will be reduced from 19.5% to 7.0%.

5.1                               Full Description of Material Change

Overview

The Company announced on June 25, 2019 that Orion and the Company entered into an agreement with the Underwriters pursuant to which the Underwriters have agreed to purchase, on a bought deal basis, an aggregate of 7,850,000 Common Shares of Osisko held by Orion at an offering price of $14.10 per Common Share for total gross proceeds to Orion of $110,685,000. Osisko will not be receiving any of the proceeds of the Secondary Offering. Amounts are in Canadian dollars unless otherwise noted.

The Company initially announced on June 25, 2019 that the Secondary Offering would comprise 6,850,000 Common Shares for gross proceeds to Orion of $96,585,000, and the size of the Secondary Offering was increased in a subsequent announcement.

Orion has granted the Underwriters an over-allotment option, exercisable at any time up to 30 days from and including the date of closing of the Secondary Offering, to purchase up to 1,177,500 Common Shares, at the Secondary Offering Price (the “Over-Allotment Option”).

In a concurrent transaction, Osisko has agreed to purchase for cancellation 12,385,717 of its Common Shares from Orion. The purchase price per Common Share to be paid by Osisko under the Share Repurchase will be the Secondary Offering Price. Payment from Osisko to Orion will consist of a combination of cash and the direct transfer of other equity securities currently held by Osisko. In a concurrent transaction, Osisko has also agreed to sell to separate entities managed by Orion Resource Partners certain other equity securities held by Osisko for cash.

Upon closing of the Secondary Offering and the Share Repurchase and prior to the exercise of the Over-Allotment Option, Orion’s ownership of Osisko’s issued and outstanding Common Shares will be reduced from 19.5% to 7.0%.

Details of the Secondary Offering

Pursuant to the Secondary Offering, Orion has agreed to sell a total of 7,850,000 Common Shares (excluding any Common Shares sold under the Over-Allotment Option). The Common Shares are being offered by way of a short form prospectus in all of the provinces of Canada and in the United States under the multi-jurisdictional disclosure system adopted by the United States and Canada. A preliminary short form prospectus and a registration statement on Form F-10 relating to the Secondary Offering have been filed with Canadian securities regulatory authorities and the U.S. Securities and Exchange Commission, respectively.

Orion has agreed with the Underwriters that its remaining Common Shares will be subject to a 180-day lock-up period, subject to customary exceptions.

Details of the Share Repurchase

As part of the Share Repurchase, Osisko has agreed to purchase for cancellation 12,385,717 of its Common Shares from Orion at the Secondary Offering Price, for an aggregate purchase price paid by Osisko to Orion in the amount of approximately $174.6 million (the “Aggregate Purchase Price”).

Osisko has also agreed to sell to separate entities in a separate fund managed by Orion Resource Partners all of the shares of Victoria Gold Corp. (the “Victoria Disposition”) and Dalradian Resources Inc. (the “Dalradian Disposition” and, together with the Victoria Disposition, the “Concurrent Investment Disposition”) currently held by Osisko in exchange for cash consideration in the aggregate amount of $129.5 million.

The Aggregate Purchase Price will be satisfied by cash in the amount of $129.5 million as well as the direct transfer of certain other equity securities of exploration and development companies currently held by Osisko, as detailed in the table below.

Consideration Type	Value (C$ M)
Transfer of Equity Securities	$45.1
Cash	$129.5
Total Aggregate Purchase Price	$174.6

The following table sets out the equity positions which Osisko has agreed to transfer or sell to Orion or separate entities managed by Orion Resource Partners, as applicable, as part of the Share Repurchase, the Victoria Disposition or the Dalradian Disposition, as the case may be.

Company	Settlement	Shares	Value (C$ M)
Victoria Gold Corp.	Cash	154,517,996	$71.4
Dalradian Resources Inc.	Cash	38,267,014	$58.1
Aquila Resources Inc.	Transfer	49,651,857	$9.7
Highland Copper Company Inc.	Transfer	74,420,434	$3.0
Ascot Resources Ltd.	Transfer	6,974,129	$5.2
TerraX Minerals Inc.	Transfer	11,883,848	$5.0
Other positions	Transfer		$22.2
Total			$174.6

The Share Repurchase will result in an 8% reduction in basic Common Shares outstanding. Following the Share Repurchase, Osisko will have 142,896,914 Common Shares outstanding. Upon closing of the Share Repurchase and Concurrent Investment Disposition, Osisko’s equity portfolio will continue to hold positions in Osisko Mining Inc., Barkerville Gold Mines Ltd., Falco Resources Ltd., Osisko Metals Incorporated and Minera Alamos Inc.

Osisko remains a significant financial partner to Victoria Gold as holder of its 5% net smelter return (NSR) royalty on the Eagle Gold Mine. Sean Roosen will remain on the board of directors of Victoria Gold Corp.

Orion will also cease to be entitled to nominate a director to the board of directors of Osisko, and Oskar Lewnowski, the current Orion nominee, will resign from the board in connection with the closing of these transactions.

The Share Repurchase is expected to be completed shortly following the date hereof with respect to 7,319,499 Common Shares, representing Common Shares acquired with the proceeds of the Dalradian Disposition and the direct transfer of equity securities under the Share Repurchase (the “Initial Repurchase”), and shortly after the Initial Repurchase with respect to 5,066,218 Common Shares, representing Common Shares acquired with the proceeds of the Victoria Disposition, subject in each case to customary closing conditions, including receipt of an Advanced Ruling Certificate (ARC) under the Competition Act (Canada) in the case of the Victoria Disposition. Closing of the Secondary Offering is expected to occur on or about July 11, 2019, subject to completion of the Initial Repurchase and other customary closing conditions. As a result of the Share Repurchase, the Company will be suspending further purchases under its normal course issuer bid, which is set to expire in December 2019. Osisko will evaluate renewing its normal course issuer bid in due course.

Special Committee Review Process

To review and evaluate the merits of the Share Repurchase and Concurrent Investment Disposition, the board of directors of Osisko established a special committee of independent directors (the “Special Committee”). Stikeman Elliott LLP acted as legal advisor to Osisko in connection with the Share Repurchase and Concurrent Investment Disposition and the Special Committee retained National Bank Financial Inc. as its independent financial advisor. The Special Committee undertook a deliberate and full consideration of the Share Repurchase and Concurrent Investment Disposition with the assistance of such advisors, and, upon the recommendation of the Special Committee that, among other things, the Share Repurchase and Concurrent Investment Disposition are in the best interests of Osisko, the board of directors of Osisko (other than one interested director who abstained from voting) unanimously approved the Share Repurchase and Concurrent Investment Disposition.

The expected benefits to Osisko of the Share Repurchase and Concurrent Investment Disposition (which transactions also facilitate the Secondary Offering) include (i) a 8% reduction in the number of Osisko’s issued and outstanding Common Shares at an attractive price, resulting in an immediate positive impact on Osisko’s earnings per share and cash flow per share, (ii) the monetization of certain less liquid equity positions held by Osisko, and (iii) the overall reduction in the weight of Osisko’s equity portfolio in relation to the overall size of the business.

Orion is a “related party” of Osisko within the meaning of Multilateral Instrument 61-101 - Protection of Minority Security Holders in Special Transactions (“MI 61-101”) since it held Common Shares entitling it to more than 10% of the voting rights attached to all the issued and outstanding voting securities of Osisko at the time of entering into the Share Repurchase and Concurrent Investment Disposition. Therefore, the Share Repurchase and Concurrent Investment Disposition constitute “related party transactions” within the meaning of MI 61-101. Osisko is exempted from the formal valuation and minority approval requirements pursuant to MI 61-101 since neither the fair market value of the subject matter of, nor the fair market value of the consideration for, the Share Repurchase, together with the fair market value of the subject matter of, or the fair market value of the consideration for, the Concurrent Investment Disposition (or, for greater certainty, any of the Dalradian Disposition or Victoria Disposition), represent more than 25% of the market capitalization of Osisko.

Osisko has entered into an agreement governing the Share Repurchase with Orion on the terms and conditions described herein. Osisko has also entered into agreements governing each of the Dalradian Disposition and the Victoria Disposition with the separate entities managed by Orion Resource Partners referred to herein.

This material change report is not being filed 21 days in advance of the anticipated closing of the Share Repurchase and the Concurrent Investment Disposition for the purposes of Section 5.2(2) of MI 61-101 on the basis that this abbreviated period is reasonable and necessary in the circumstances as Osisko wishes to complete these transactions in a timely manner. A longer interim period could have resulted in less advantageous terms and conditions for Osisko in the context of these transactions.

5.2                               Disclosure for Restructuring Transactions

Not applicable.

6.                                      Reliance on subsection 7.1(2) of National Instrument 51-102

Not applicable.

7.                                      Omitted Information

None.

8.                                      Executive Officer

For additional information, please contact

Joseph de la Plante
Vice President, Corporate Development
(514) 940-0670
jdelaplante@osiskogr.com.

9.                                      Date of Report

June 28, 2019.

No securities regulatory authority has either approved or disapproved of the contents of this document. This document shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Forward-Looking Information

Certain statements made in this document may constitute forward-looking information or forward-looking statements (together, “forward-looking statements”) within the meaning of applicable Canadian securities laws and the United States Private Securities Litigation Reform Act of 1995. All statements in this document, other than statements of historical fact, that address future events, developments or performance that Osisko expects to occur, including the anticipated financial and other impacts of the Secondary Offering, the Share Repurchase, the Victoria Disposition and the Dalradian Disposition and the anticipated completion of the Secondary Offering, the Share Repurchase, the Victoria Disposition and the Dalradian Disposition, are forward-looking statements, as they involve implied assessment, based on certain estimates and assumptions. Forward-looking statements are statements that are not historical facts and are generally, but not always, identified by the words “expects”, “is expected” “plans”, “anticipates”, “believes”, “intends”, “estimates”, “projects”, “potential”, “scheduled” and similar expressions or variations (including negative variations of such words and phrases), or may be identified by statements to the effect that certain actions, events or conditions “will”, “would”, “may”, “could” or “should” occur. Although Osisko believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements involve known and unknown risks, uncertainties and other factors and are not guarantees of future performance and actual results may accordingly differ materially from those in forward-looking statements.

The forward-looking statements contained in this document are based upon assumptions management believes to be reasonable. However, there can be no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Investors are cautioned that forward-looking statements are not guarantees of future performance. Osisko cannot assure investors that actual results will be consistent with these forward-looking statements and investors should not place undue reliance on forward-looking statements due to the inherent uncertainty therein. For additional information with respect to these and other factors and assumptions underlying the forward-looking statements made in this document, see the section entitled “Risk Factors” in the most recent Annual Information Form of Osisko which is filed with the Canadian securities commissions and available electronically under Osisko’s issuer profile on SEDAR at www.sedar.com and with the U.S. Securities and Exchange Commission on EDGAR at www.sec.gov. Osisko cautions that the list of risk factors and uncertainties described in the AIF is not exhaustive and other factors could also adversely affect its results. Readers are urged to consider the risks, uncertainties and assumptions carefully in evaluating the forward-looking information and are cautioned not to place undue reliance on such information. The forward-looking information set forth herein reflects Osisko’s expectations as at the date of this document and is subject to change after such date. Osisko disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, other than as required by law.